CERTIFICATE OF OFFICER
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement
dated as of April 1, 2005,  (the “Agreements”), by and among
Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan
Services as Servicer, Wells Fargo Bank, N.A., as Trustee,
LaSalle Bank National Association, as Bond Administrator and Paying Agent,
and LNR Partners, Inc., as Special Servicer
(COMM 2005-LP5)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the “Company”), in accordance with Section 3.14 of the Servicing and Intercreditor Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Special Servicer for the year ended December 31, 2005 and of the its performance under the Agreement and the Pooling Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2005; (iii) that the Company has not received any notice regarding qualification or challenging the status of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC or of the Grantor Trust as a "grantor trust" form the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.

    /s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.